Exhibit 4.9

ROTECH HEALTHCARE INC.

NONEMPLOYEE DIRECTOR RESTRICTED STOCK PLAN

FORM OF

RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT made as of                     , 200    , (the “Agreement”) by and between Rotech Healthcare Inc., a Delaware corporation (the “Company”), and                      (the “Awardee”).

WITNESSETH:

WHEREAS, the Company has adopted the Rotech Healthcare Inc. Nonemployee Director Restricted Stock Plan (the “Plan”) for the benefit of its nonemployee directors and the nonemployee directors of its affiliates, and

WHEREAS, the Plan provides for the award to the Awardee of shares of Restricted Stock (“Restricted Shares”), on the terms and conditions set forth in the Plan and as hereinafter provided,

NOW, THEREFORE, in consideration of the premises contained herein, the Company and the Awardee hereby agree as follows:

1. Definitions.

Terms used in this Agreement which are defined in the Plan shall have the same meanings as set forth in the Plan.

2. Award of Restricted Shares.

The Committee hereby awards to the Awardee                      Restricted Shares. All such Restricted Shares shall be subject to the transferability restrictions and forfeiture provisions contained in Sections 4 and 5, such restrictions to become effective immediately upon execution of this Agreement by the parties hereto.

3. Stock Certificates.

The Awardee hereby acknowledges that                      stock certificates for Restricted Shares are hereby awarded to the Awardee hereunder, each bearing the following legend:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of an Agreement entered into between the registered owner and Rotech Healthcare Inc., effective as of                     , 200    . Copies of such Agreement are on file in the offices of the Secretary, 2600 Technology Drive, Suite 300, Orlando, Florida 32804.

4. Vesting.

The Restricted Shares shall vest, no longer be subject to Transfer Restrictions and become transferable pursuant to the terms of the Plan pursuant to the following schedule:

Service Requirement as a Nonemployee Director	Vested Percentage
Provided that the Awardee continues to be a Nonemployee Director, upon the earlier of (a) the one-year anniversary of the date of this Agreement, or (b) the date of the next meeting of the shareholders of the Company following the date of this Agreement at which Directors are elected.	100%

In addition, and notwithstanding the foregoing, if the Awardee should die or become Totally and Permanently Disabled, then his or her Restricted Shares shall thereupon become fully vested and the Transfer Restrictions applicable to his or her Restricted Stock Award shall immediately be cancelled.

5. Restriction on Transferability.

Subject to Section 9, the Restricted Shares shall not be transferable unless and until (and solely to the extent) the Awardee satisfies the vesting requirements contained in Section 4.

6. Voting and Dividend Rights.

The Awardee shall have the voting and dividend rights of a shareholder of Common Stock with respect to the Restricted Shares; provided, however, that dividends paid in shares of Common Stock shall be deposited with the Company, together with a stock power endorsed in blank or other appropriate instrument of transfer and shall be subject to the same Transfer Restrictions as the Restricted Shares.

7. Regulation by the Committee.

This Agreement and the Restricted Shares shall be subject to the administrative procedures and rules as the Committee shall adopt. All decisions of the Committee upon any question arising under the Plan or under this Agreement, shall be conclusive and binding upon the Awardee.

8. Registration.

The Restricted Shares have not been registered under the Securities Act of 1933, as amended, and may be offered and sold solely if registered pursuant to the provisions of that Act or if an exemption from registration is available. The Awardee hereby acknowledges that the Restricted Shares have not been so registered and agrees to offer or sell the Restricted Shares solely if they are registered pursuant to the provisions of that Act or if an exemption from registration is available. If the Restricted Shares are not so registered at the expiration of the applicable Transfer Restrictions, the Awardee understands that the Company will place stop-transfer instructions with its transfer agents with respect to the Common Stock certificates replacing the Restricted Shares certificates and will cause all certificates representing such Common Stock to be conspicuously legended to evidence the fact that the Common Stock has not been registered under the Securities Act of 1933, as amended, and may be offered or sold solely if registered pursuant to the provisions of that Act or if an exemption from registration is available. The Awardee hereby represents that the Awardee accepts the Restricted Shares for his or her own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof and the Awardee acknowledges that the Awardee or the Awardee’s beneficiary may be required by the Committee to repeat this representation in writing upon the delivery of Common Stock under the Plan. The Awardee further represents that the Awardee has knowledge and experience in financial and business matters, that he or she is capable of evaluating the merits and risks of owning the Restricted Shares and that the Awardee is able to bear the economic risk of such ownership.

9. Change in Control.

Notwithstanding the vesting requirements contained in Section 4, upon a Change in Control, in the sole discretion of the Committee, either (a) all of the Restricted Shares shall automatically become fully vested, no longer subject to Transfer Restrictions and freely transferable, in each case as of the date of such Change in Control, or (b) the shares of Restricted Stock shall be cancelled and the Company shall, within thirty (30) days, make a cash payment to the Awardee equal to the Fair Market Value of such Shares immediately prior to the Change in Control. If the Company fails to make the payment described in clause (b) of the immediately preceding sentence within thirty (30) days following the Change in Control, the Restricted Shares shall automatically become fully vested, no longer subject to Transfer Restrictions and freely transferable as of the next day.

For purposes of this Agreement, the term “Change in Control” shall mean the earliest of the following to occur:

(a) any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) (other than the Company or any subsidiary or any trustee or other fiduciary holding securities under an employee benefit plan of the Company), becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

(b) during any two (2)-year period, individuals who at the date on which the period commences constitute a majority of the Board (the “Incumbent Directors”) cease to constitute a majority thereof for any reason; provided, however, that a Board member who was not an Incumbent Director shall be deemed to be an Incumbent Director if such Board member was elected by, or on the recommendation of, at least two-thirds of the Incumbent Directors (either actually or by prior operation of this provision), other than any Board Member who is so approved in connection with any actual or threatened contest for election to positions on the Board; or

(c) the stockholders of the Company approve a merger or consolidation (other than a transaction involving only the Company and one or more of its subsidiaries) of the Company with any other company other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) acquires more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; or

(d) the stockholders of the Company approve an agreement or adopt a plan relating to the complete liquidation of the Company or approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

10. Amendment.

The Committee may amend this Agreement at any time and from time to time; provided, however, that no amendment of this Agreement that would impair the Awardee’s rights or entitlements with respect to the Restricted Shares shall be effective without the prior written consent of the Awardee.

11. Plan Terms.

The terms of the Plan are hereby incorporated herein by reference.

12. Effective Date of Award.

The award of each Restricted Share shall be effective as of the date first written above.

13. Awardee Acknowledgment.

By executing this Agreement, the Awardee hereby acknowledges that he or she has received and read the Plan and this Agreement and that he or she agrees to be bound by all of the terms of both the Plan and this Agreement.

ATTEST:	ROTECH HEALTHCARE INC.

By:
Its:
, Awardee
[Name]

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